                                 EMPLOYMENT AGREEMENT


     This Employment Agreement (this "AGREEMENT") is entered into as of February 9, 1998 by and between American Lawyer Media, Inc., a Delaware corporation (the "COMPANY"), and William L. Pollak, an individual residing at 20 Garden Ridge, Chappaqua, New York 10514 ("EXECUTIVE").

                                      RECITALS:

          The Company desires to be assured of the services of Executive by employing Executive in the capacity and on the terms set forth below and Executive desires to commit himself to serve the Company on the terms herein provided.

          In consideration of the foregoing and the covenants contained herein, the Company desires to retain the services of Executive and to secure the benefit of Executive's experience and ability and Executive desires to provide services to the Company.

          1. EMPLOYMENT PERIOD. Executive's employment hereunder shall be effective on March 9, 1998 (the "COMMENCEMENT DATE"), and shall terminate on the fifth anniversary thereof (the "TERM"), unless sooner terminated in accordance with Section 9. The period during which Executive is employed under this Agreement shall be referred to herein as the "EMPLOYMENT PERIOD." The date on which this Agreement terminates pursuant to Sections 1 or 9 shall be referred to herein as the "TERMINATION DATE."

          2.   DUTIES DURING EMPLOYMENT PERIOD.   Executive will be the
president and chief executive officer of the Company and will have the customary duties of a president and chief executive officer relating to the Company and its Affiliates as assigned to him from time to time by the Company's Board of Directors.

          3.   EXECUTIVE'S DUTIES DURING EMPLOYMENT PERIOD.   Executive will
devote substantially all of his energies, interest, abilities and productive time during customary business hours to the business of the Company and its subsidiaries and, absent the approval of the Board of Directors, Executive shall not be actively engaged in any business activity other than that required of him in connection with his duties described in Section 2. Executive will not, without the Company's prior written consent, render to any other Person services that are inconsistent with the performance of his duties hereunder.

          4.   INTELLECTUAL PROPERTY.

          (a) If at any time during the Employment Period, Executive, whether alone or with any other Person, makes, discovers or produces any invention, process, development or design which relates to, or affects or, in the reasonable opinion of the Board of Directors of the Company is capable of being used or adapted for use in or in connection with, the business or any product, process or intellectual property right of the Company or any Affiliate; (i) the invention, process, development or design will be the absolute property of the Company (except to the extent, if any, provided otherwise by United States law and any other applicable jurisdictions' laws governing the protection of intellectual property) and (ii) Executive will immediately disclose such invention, process, development or design to the Company in writing.

          (b) Executive will, if and when required to do so by the Company (whether during the Employment Period or afterwards) and at the Company's expense: (i) apply, or join with the Company in applying, for protection in any part of the world for any invention, process, development or design to which
Section 4(a) applies; (ii) execute or procure to be executed all instruments, and do or procure to be done all things, which are necessary for vesting such protection in the name of the Company or any nominee of the Company, or subsequently for renewing and maintaining the same in the name of the Company or its nominees; and (iii) assist in defending any proceedings relating to, or to any application for, such patents or other protection.

          (c) Executive irrevocably appoints the Company as his attorney in his name (with full power of substitution or resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section 4. The Company will promptly provide Executive with copies of all documents so executed.

          5. CONFIDENTIALITY; COVENANT NOT TO COMPETE. The parties acknowledge that the Company and its Affiliates have developed and will continue to develop valuable proprietary information, including, but not limited to, client lists and marketing strategies and has devoted significant time, effort and money to identifying and attracting new clients and expanding into new markets. In addition, the parties acknowledge that the Company's and its Affiliates' reputations for quality and service has earned the Company and its Affiliates valuable good will and that the Company's and its Affiliates' recruitment and training of high quality reporting, editorial, sales, marketing and operations personnel is a significant factor in its success. The parties further acknowledge that (i) unauthorized disclosure or use of any of the proprietary information of the Company or any Affiliate, (ii) any attempt to interfere with a business relationship between the Company or any Affiliate, on the one hand, and any clients thereof, on the other hand, (iii) any attempt to thwart, interrupt or prevent the progress of the marketing strategies of the Company or any Affiliate, (iv) any attempt to solicit employees of the Company or any Affiliate, or (v) any attempt to malign or impugn the reputation and good will of the Company or any Affiliate would cause irreparable harm to the Company and its Affiliates. For these reasons, the parties agree that:

          (a) During the Employment Period and for an indefinite period thereafter, Executive will not use or disclose any confidential information relating to the business or affairs or products of or services provided by the Company, any Affiliate or any Person having dealings therewith, or permit or encourage the use of such confidential information by another, unless such information, at the time of disclosure, is generally available to the public (other than as a result of disclosure by Executive or another Person who is under an obligation not to disclose such information), it being understood that Executive will have the burden of proving that such information was generally available to the public;

          (b) During the Employment Period and at any time prior to the second anniversary of the Termination Date (the "COVENANT PERIOD"), Executive will not promote, participate, engage or have any other interest (whether Executive is acting as owner, partner,

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stockholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity) in any business which is competitive with any product or service offered by the Company or any Affiliate currently or at any time during the Term relating to or involving the law or aimed primarily at the legal community in any jurisdiction (including, but not limited to, those products and services described in the Company's Offering Memorandum relating to its $175,000,000 93/4% Senior Notes due 2007, dated December 17, 1997, (the "OFFERING MEMORANDUM") ); provided, however, that this Agreement will not prevent Executive from holding for investment up to 2% of any class of stock or other securities of a publicly held company;

          (c) During the Employment Period and at any time prior to the expiration of the Covenant Period, Executive will not directly or indirectly solicit, canvass or approach any Person who, to the knowledge of Executive after due inquiry, was provided with products or services by the Company or any Affiliate at any time during the two year period before the Termination Date or prior to the expiration of the Covenant Period, to offer that Person products or services similar to or derivative of products or services relating to or involving the law or aimed primarily at the legal community in any jurisdiction, currently provided or previously provided at any time within the two year period preceding the Termination Date or prior to the expiration of the Covenant Period, in each case, by the Company or any Affiliate (including, but not limited to, those products and services described in the Offering Memorandum) ;

          (d) During the Employment Period and at any time prior to the expiration of the Covenant Period, Executive will not directly or indirectly solicit, canvass or approach any Person who, to the knowledge of Executive, provided products or services to the Company or any Affiliate at any time during the two years before the Termination Date or prior to the expiration of the Covenant Period, to endeavor to cause such Person to cease providing products or services to the Company or any Affiliate;

          (e) During the Employment Period and at any time prior to the expiration of the Covenant Period, Executive will not directly or indirectly employ, solicit or entice away any Board of Directors member, director, officer or employee of the Company or any Affiliate; and

          (f) During the Employment Period and for an indefinite period thereafter, Executive will not use the name of the Company or of any Affiliate in the conduct of any business activities or for Executive's personal use (except, for Executive's use on his resume) without the prior written consent of the Company, as applicable, except as necessary to perform his employment functions during the Employment Period.

The restrictions in this Section 5 are separate and severable and, if any restriction is unenforceable in whole or in part, for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of restrictions unenforceable in part, the remainder of that restriction. The parties agree that Executive's compliance with the terms and conditions set forth in this Section 5 is a material inducement to the Company's entry and performance of this Agreement, including, but not limited to, the payment by the Company of the Bonus (as defined in Section 6(b).

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          6.   COMPENSATION.

          (a)  SALARY.  The Company shall pay to Executive an annual salary of
(i) $400,000 during the first year of the Employment Period, (ii) $420,000 during the second year of the Employment Period, (iii) $440,000 during the third year of the Employment Period, (iv) $460,000 during the year of the Employment Period and (v) $480,000 during the fifth year of the Employment Period (each such annual salary, the "SALARY"). Such Salary shall be payable during the applicable year semi-monthly in 24 installments.

          (b) BONUS. In addition to his Salary, (i) the Company will pay Executive a bonus of $400,000 within 30 calendar days after the end of the first year of the Employment Period and (ii) Executive will be entitled to a bonus of not less than 50% and not more than 150% of his Salary (such amount over 50% of Executive's Salary, the "PERFORMANCE BONUS") in each of the second, third, fourth and fifth years of the Employment Period payable within 30 calendar days after the end of each such year (the aggregate amount of each such annual bonus referred to in clauses (i) and (ii) of this Section 6(b), the "BONUS"). The amount of the Performance Bonus payable in each year will be (x) determined in the sole discretion of the Board of Directors based on actual annualized earnings before interest, taxes, depreciation and amortization relative to predetermined target levels and (y) allocated in the sole discretion of the Board of Directors between short-term and long-term bonus pools.

          7.   BENEFITS.

          (a) BENEFITS. Executive shall be entitled to participate in such then-available insurance programs, equity-based plans and other benefits as the Company regularly provides to its other senior executive officers; provided, however, that nothing contained herein shall preclude the Company from amending or terminating any particular employment benefit plans. Notwithstanding the foregoing, Executive will not be entitled to participate in any severance pay plan of the Company, other than as set forth in Section 9.

          (b) VACATION. Executive shall be entitled to five weeks of vacation time each calendar year, to be pro-rated monthly for partial calendar years, during the term of Executive's employment hereunder.

          (c) EXPENSES. Subject to compliance with the Company's normal and customary policies regarding substantiation and verification of business expenses, Executive is authorized to incur on behalf of the Company and the Company shall pay, or reimburse Executive for, all customary and reasonable expenses incurred in connection with the performance of duties hereunder or for promoting, pursuing or otherwise furthering the business of the Company, or any of its subsidiaries, including, but not limited to, expenses for travel, entertainment and similar items. Executive shall also be entitled to reimbursement for, or the Company will pay directly, the reasonable costs (including, but not limited to, lease or note payments, insurance and maintenance) of an automobile used by Executive in connection with the business of the Company and a parking space reasonably proximate to the Company's headquarters in New York City, subject to compliance by Executive with the Company's normal and customary policies regarding substantiation and verification of business expenses.

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

          (d) AMERICAN LAWYER MEDIA HOLDINGS, INC. OPTIONS. The parties understand that American Lawyer Media Holdings, Inc. ("HOLDINGS") will adopt a stock option plan providing for the grant of options ("OPTIONS") to certain employees of one or more Affiliates of Holdings, including, but not limited to, Executive, to purchase the number of shares of common stock, par value $.01 per share, of Holdings ("COMMON STOCK"). Executive shall have the right to purchase a number of such shares of capital stock equal to 1% of the issued and outstanding Common Stock (based on stockholders equity of Holdings equal to $90 million represented by an aggregate of 100,000 issued and outstanding shares of Common Stock) on the terms set forth in the stock option award agreement (the "OPTION STOCK") to be delivered by the Company to Executive (the "AWARD AGREEMENT"). The parties understand and agree that Executive's Option Stock and rights to purchase the same will be diluted by incremental equity capital (over the above-referenced $90 million) raised by, or otherwise contributed to, Holdings through an offering of capital stock or otherwise but will not be diluted by stock splits or capital restructuring transactions similar to stock splits not involving incremental equity capital. The parties agree that the Award Agreement will contain (i) an exercise price per share of Option Stock of $900 (constituting the price per share at which shares of Common Stock were issued on December 22, 1997), (ii) a vesting schedule providing for the vesting of 25% of the shares of Option Stock on the last day of each year of the Employment Term commencing with the second year of the Employment Term, such vesting schedule to be accelerated upon a change of control of Holdings (the term, "change of control," to be defined in the Award Agreement to include the reduction, in any transaction or series of transactions, of the percentage of the issued and outstanding shares of Common Stock held, directly or indirectly, by Wasserstein & Co, Inc. and its affiliates to not less than 20% of the then issued and outstanding shares of Common Stock); (iii) reasonable periods of exercisability after the vesting of Options granted to Executive and a provision to the effect that the exercise price thereof may be paid on a net or "cashless exercise" basis on customary terms and conditions; (iv) a provision to the effect that if Executive's employment hereunder is terminated pursuant to
Section 9(a) at any time during the Employment Period, the percentage of shares of Option Stock that would have vested at the end of the year in which Executive's employment hereunder was so terminated will be immediately vested upon such termination; and (v) a provision to the effect that if Executive's employment hereunder is terminated pursuant to Section 9(b), death or Disability, at any time during the Employment Period, Executive will be entitled to exercise Options then vested within 30 days after such termination pursuant to Section 9(b) or within six months after such termination by reason of death or Disability, as applicable, and otherwise in accordance with the terms and conditions contained in the Award Agreement. Other than as described in clauses
(i), (ii) (iii), (iv) and (v) of this Section 7(d), the terms and conditions set forth in the Award Agreement will be determined by the Board of Directors (or a duly appointed committee thereof).

          (e) THE NEW YORK TIMES OPTIONS. The Company will pay to Executive, in accordance with SCHEDULE 1 attached hereto, the amounts set forth on the line on SCHEDULE 1 entitled "Total Payment Due under Section 7(e)" on the dates set forth on the line entitled "Payment Date under Section 7(e)." The obligations of the Company contained in the immediately preceding sentence will terminate with respect to any remaining payment set forth on SCHEDULE 1 upon the termination of Executive's employment hereunder by the Company pursuant to Section 9(c) or by Executive pursuant to Section 9(b). The obligations of the Company under this
Section 7(e) are subject to the accuracy of SCHEDULE 1 attached hereto relative to the documents

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

referred to in Section 15(b) and, to the extent of any inaccuracy thereof (without reference to materiality), the amounts and payment dates set forth in
SCHEDULE 1 will be reduced accordingly.

          8. DEDUCTIONS AND WITHHOLDINGS. All amounts payable or which become payable hereunder shall be subject to any deductions and withholdings required by law.

          9.   TERMINATION.

          (a) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE WITH GOOD REASON. The Company, solely and exclusively by Action of the Board of Directors (as defined below), may terminate Executive's employment hereunder without Cause (as defined below) at any time, upon 30 calendar days' written notice to Executive, and Executive may terminate his employment hereunder with Good Reason (as defined below) at any time, upon 30 calendar days' written notice to the Company. In the event Executive is terminated by the Company without Cause or Executive terminates his employment with Good Reason as aforesaid, the Company shall pay to Executive, subject to Executive's compliance with Section 5, an amount equal to the total value of (i) Executive's Salary through the Termination Date, to the extent accrued on the books and records of the Company and unpaid at the Termination Date together with business expenses incurred prior to the Termination Date on a basis consistent with Section 7(c), but unreimbursed prior to the Termination Date; (ii) Executive's Salary for one year commencing on the Termination Date, as such Salary was in effect immediately prior to the Termination Date (amounts referred to in clauses (i) and (ii) of this Section 9(a), collectively, the "SALARY SEVERANCE PAYMENT"); and (iii) the unpaid Bonus (including the portion of the unpaid Bonus prorated on the basis of the number of days Executive was employed during the year (commencing March 9) in which the Termination Date occurred) (the "BONUS SEVERANCE PAYMENT"). The Salary Severance Payment shall be paid to Executive in accordance with Section 6(a). The Bonus Severance Payment shall be paid to Executive within 30 days after the Termination Date, with respect to that portion of the Bonus Severance Payment not constituting Performance Bonus and promptly after the determination of the Performance Bonus, in the case of Bonus Severance Payment constituting Performance Bonus. Without limiting the obligations of the Company under Section 7(e), the payments to be made in accordance with this Section 9(a) shall constitute liquidated damages payable as a result of the termination of Executive's employment by the Company without
Cause or Executive's termination of his employment for Good Reason.   In
addition, in the event Executive is terminated by the Company without Cause or Executive terminates his employment hereunder with Good Reason, the Company shall pay to Executive all unreimbursed expenses incurred in accordance with this Agreement, which payments shall become due and payable within 30 calendar days of the Termination Date.

          (b) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Executive may terminate his employment hereunder for other than Good Reason, provided that Executive first gives to the Company a written notice of intent to terminate at least 30 calendar days prior to the Termination Date. In the event Executive terminates his employment without Good Reason, the Company shall pay to Executive Salary through the Termination Date to the extent accrued on the books and records of the Company and unpaid at the Termination Date together with business expenses incurred prior to the Termination Date on a basis consistent with Section 7(c), but unreimbursed prior to the Termination Date and the Bonus Severance Payment. All other rights

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of Executive under this Agreement, except to the extent contemplated to survive under Section 7(d), shall terminate on the Termination Date.

          (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company, solely and exclusively by Action of the Board of Directors shall have the right to terminate Executive's employment hereunder for Cause upon written notice to Executive. In the event Executive's employment is terminated by Action of the Board of Directors for Cause, Executive shall be entitled to receive his unpaid Salary and unreimbursed business expenses through the Termination Date to the extent then accrued on the books and records of the Company and, if such termination occurs by reason of death or Disability, the Bonus Severance Payment. All other rights of Executive under this Agreement, except to the extent contemplated to survive under Section 7(d), shall terminate on the Termination Date.

          (d) Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an "excess parachute payment," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an "excess parachute payment"; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company, and if requested by Executive or the Company, by the Company's independent accountants. The fact that Executive's right to payments or benefits may be reduced by reason of the limitations contained herein will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement.

          10. DEFINITIONS. For purposes of this Agreement, the following definitions shall be applicable to the terms set forth below:

          "ACTION OF THE BOARD OF DIRECTORS" means a motion, resolution or action approved by the affirmative vote of a majority of the members of the Board of Directors at a duly called meeting thereof.

          "AFFILIATE" means American Lawyer Media Holdings, Inc. ("Holdings") and any other Person directly or indirectly controlled by Holdings or the Company as of the date of this Agreement or at any time during the Term; "CONTROL", when used with respect to any Person means the possession, directly or indirectly of the power to direct or cause the direction of the management and the policies of any such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLED" and "CONTROLLING" have the meanings correlative to the foregoing.

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          "BOARD OF DIRECTORS" means the Board of Directors of the Company.

          "CAUSE" means (i) Executive's Disability; (ii) the willful and continued failure by Executive substantially to perform his duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness); (iii) the indictment or conviction of Executive of any felony, (iv) fraud, embezzlement or misappropriation by Executive relating to the Company or any of its Affiliates or their respective funds, properties, opportunities or other assets, (v) the commission of a crime by Executive involving moral turpitude, (vi) Executive acting in a manner or making any statements, in either case, intentionally which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Affiliates, (vii) a breach by Executive of any of the terms of Section 5 of this Agreement, or
(viii) the violation by Executive of any written Company policy and, in the case of this clause (viii), Executive shall not have cured any such violation (capable of being cured) within 30 days after written notice thereof has been given to Executive by the Company.

          "DISABILITY" means the death of Executive or a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of his duties hereunder for 120 or more business days in any 12 month period or upon the determination by a medical doctor reasonably acceptable to the Company's Board of Directors that Executive will be unable to return to work and perform his duties on a full-time basis within 120 business days following the date of such determination on account of mental or physical incapacity. In the event Executive's employment is terminated for Cause because of Executive's Disability, Executive or, in the event of Executive's death, the Person Executive has designated in writing, shall be entitled to receive any disability payments provided by the Company's insurance plans.

          "GOOD REASON" means the failure of the Company to comply with any material provision of this Agreement (including, but not limited to Section 2), and the Company has not cured such failure within 30 calendar days after written notice of such noncompliance has been given by Executive to the Company, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by the Company within such 30 calendar day period and the Company shall not have cured such failure within 60 calendar days thereafter.

          "PERSON" means any individual, corporation, partnership, trust, association or other entity or organization, including, but not limited to, a government or political subdivision or any agency or instrumentality thereof.

          11. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally delivered in writing to the person being served or the designated officer of the corporate party being served; deposited in the United States mail, first class, registered or certified with return receipt requested, postage prepaid and addressed as specified below to the person otherwise designated, on the date of receipt, refusal or non-delivery indicated on the return receipt; communicated to a public telegraph company for transmittal; or sent by telecopier; and addressed to the Company or Executive at the following addresses:

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          To the Company:     American Lawyer Media, Inc.
                              c/o Wasserstein, Perella & Co., Inc.
                              31 West 52nd Street
                              New York, New York  10019
                              Attention:     Anup Bagaria, Vice President
                              Telecopier:    (212) 969-7879
                              Phone:    (212) 969-2609

          Copy to:            Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                              New York, New York  10022
                              Attention:     Robert A. Profusek
                              Telecopier:    (212) 755-7306
                              Phone:    (212) 326-3800

          To Executive:       William L. Pollak
                              20 Garden Ridge
                              Chappaqua, New York  10514
                              Phone:   914-238-4179

          Copy to:            George Sheanshang, Esq.
                              130 West 57th Street, #5B
                              New York, New York  10019

Each party may change its address by written notice in accordance with this
Section 11.

          12. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit of the parties and any Affiliates and shall be binding upon the parties and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any of his rights or duties hereunder except upon the prior written consent of the Company which consent may be withheld by the Company in its sole discretion.

          13. APPLICABLE LAW; VENUE; JURISDICTION. This Agreement is made and is to be governed by and construed under the internal laws of New York without regard to principles of conflict of laws. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the Borough of Manhattan or the United States District Court for the Southern District of New York and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that

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service of process on such party as provided in Section 13 will be deemed effective service of process on such party.

          14. WAIVER OF BREACH. A waiver by either party of any breach of the provisions of this Agreement by the other party, or, in any particular instance or series of instances, of any term or condition of this Agreement, shall not constitute or be deemed a waiver of such breach or of any such term or condition in any other instance nor shall any waiver constitute a continuing waiver hereunder. No waiver shall be binding unless executed in writing by the party making the waiver.

          15. WARRANTIES; COVENANTS. (a) As an inducement to the Company to enter into this Agreement, Executive represents and warrants as follows: (i) he is not a party to any other agreement or obligation for personal services; (ii) there exist no impediments or restraints, contractual or otherwise on Executive's power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder; and (iii) the performance of his obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which Executive is or was subject. As an inducement to Executive to enter into this Agreement, the Company represents and warrants as follows:
(i) there exist no impediments or restraints, contractual or otherwise on the Company's power, right or ability to enter into this Agreement and to perform its duties and obligations hereunder and (ii) it has delivered to Executive a true and complete copy of the Offering Memorandum.

          (b) Executive will use reasonable efforts to provide the Company with an accurate and complete copy of the document(s) containing the vesting schedule and other material terms of the options to purchase shares of capital stock of the New York Times Company which have been granted to Executive.

          16. AMENDMENT; TERMINATION. The provisions of this Agreement may be amended, modified, supplemented, or otherwise altered only by an agreement, in writing, executed by the Company and Executive. Except as provided in Section 9 hereof, this Agreement may not be terminated other than by an agreement in writing, executed by the Company and Executive.

          17. ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.

          18. CAPTIONS AND SECTION HEADINGS. Captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it. References to Sections are to Sections in this Agreement.

          19. SEVERABILITY. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the

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remaining provisions or enforceable parts thereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law. In addition, should any provision or any portion thereof ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitation permitted by applicable law as determined by such court in such action, then such provisions shall be decreased, performed to the maximum time or other limitations prescribed by applicable law, the parties acknowledging their desire that in such event such action be taken.

          20. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Company and Executive, and supersedes any and all other agreements, either oral or in writing, between the Company, its predecessors or subsidiaries, and Executive with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to the subject matter hereof not contained in this Agreement shall be valid or binding.

          21. INJUNCTIVE RELIEF. Executive and the Company (a) intend that the provisions of Section 5 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Section 5 are reasonably necessary to protect the legitimate interests of the Company, its Affiliates and their businesses and (c) that any violation of Section 5 will result in irreparable injury to the Company and its Affiliates, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company and its Affiliates for such a violation. Accordingly, Executive agrees that if he violates any of the provisions of Section 5 in addition to any other remedy available at law or in equity, the Company shall be entitled to specific performance or injunctive relief without posting a bond, or other security, and without the necessity of proving actual damages.

          22. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          23. REPRESENTATION BY COUNSEL; MUTUAL NEGOTIATION. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request and direction of the parties, at arm's length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms and without favor to any party.

          24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

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

          The parties have executed this Agreement as of the date first written above.



EXECUTIVE                               AMERICAN LAWYER MEDIA, INC.



By: /s/ William Pollak                  By: /s/ Anup Bagaria
    -------------------------               -------------------------
     William Pollak                          Name:     Anup Bagaria
                                             Title:    Vice President


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